Exhibit 99.1

TOREADOR REGISTRATION STATEMENT DECLARED EFFECTIVE

DALLAS, TEXAS – (November 30, 2005) – Toreador Resources Corporation (Nasdaq:TRGL) announced today that its previously filed resale registration statement on Form S-3 was declared effective relating to the resale of $86.25 million aggregate principal amount of its 5.00% Convertible Senior Notes due 2025 and 3,518,813 shares of Toreador common stock, par value $0.15625 per share, which includes shares issuable upon conversion of the notes, 56,490 shares issuable upon the exercise of certain warrants and 843,134 shares currently issued and outstanding.

The selling security holders may use the prospectus relating to the registration statement from time to time to resell the securities covered by the registration statement. Toreador will not receive any of the proceeds from the resale of the securities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141